Exhibit 99.1
JOINT FILING AGREEMENT
In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, each of the undersigned parties hereby agrees to file jointly the statement on Schedule 13D (including any amendments thereto) with respect to the Ordinary Shares, par value $0.001 per share, and American Depositary Shares, each representing four Ordinary Shares, of Tongjitang Chinese Medicines Company.
It is understood and agreed that each of the parties hereto is responsible for the timely filing of such statement and any amendments thereto, and for the completeness and accuracy of information concerning such party contained therein, but such party is not responsible for the completeness and accuracy of information concerning another party unless such party knows or has reason to believe such information is inaccurate. It is understood and agreed that a copy of this agreement shall be attached as an exhibit to the statement on Schedule 13D, and any amendments thereto, filed on behalf of the parties hereto.
Dated: April 8, 2010

XIAOCHUN WANG
By:	/s/ Xiaochun Wang
	Name:	Xiaochun Wang

HANMAX INVESTMENT LIMITED
By:	/s/ Xiaochun Wang
	Name:	Xiaochun Wang
	Title:	Director

FOSUN INDUSTRIAL CO., LIMITED
By:	/s/ Qiyu Chen
	Name:	Qiyu Chen
	Title:	Chairman of the Board of Directors